EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Stock Option Subscription Plan 2020, Restricted Share Award Plan 2020-1, Restricted Share Award Plan 2020-2, BSA 2020-1 (Warrants) Issuance Agreement, BSA 2020-2 (Warrants) Issuance Agreement, and BSA (Warrants) Issuance Agreement, dated June 29, 2020, of Sequans Communications S.A. of our reports dated March 30, 2020, with respect to the consolidated financial statements of Sequans Communications S.A. and the effectiveness of internal control over financial reporting of Sequans Communications S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2019 filed with the Securities and Exchange Commission.

/s/ Ernst & Young Audit

Paris – La Défense, France
July 21, 2020